EXHIBIT 10 (zz)

FIRST AMENDMENT

TO

RESTRICTED STOCK UNITS AGREEMENT

This First Amendment to Restricted Stock Units Agreement dated and effective as of November 26, 2008 (this “Amendment”), amends that certain Restricted Stock Units Agreement, dated as of July 18, 2006 (the “Original Agreement”) by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company”), and Robert L. Evans (“Executive”), subject to the approval of the Board (as defined below). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Original Agreement.

RECITALS

A. WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

B. WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Original Agreement to comply with Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1. The following language shall be added to the end of each of Sections 6(a) and 6(b):

“and each Unit that is not then a Restricted Unit shall be payable in accordance with Section 2”

2. The following language shall be added to the end of Sections 6(c):

“and each Unit shall be payable in accordance with Section 2”

3. The following parenthetical shall be added to each occurrence of the term “Disability” in the Original Agreement:

“(as defined in the Employment Agreement)”

4. Section 15 of the Original Agreement shall be amended by the adding the following at the end of such section: The following shall be added at the end of Section 15 of the Original Agreement:

“Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, if the Executive is a “specified employee” (as defined under Code Section 409A) as of the date of his “separation from service” (as defined under Section 409) from the Company, then any payment of benefits scheduled to be paid by the Company to the Executive during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” and (b) the date of the Executive’s death. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to the Executive in a lump sum as soon as practicable following the expiration of such period (or if earlier, upon the Executive’s death) but in no event later than thirty (30) days following such period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, no amount or benefit that is payable upon the Executive’s termination of employment or services from the Company hereunder shall be payable unless such termination also meets the requirements of a “separation from service” under Code Section 409A. In addition, the parties shall cooperate fully with one another to ensure compliance with Code Section 409A, including, without limitation, adopting amendments to arrangements subject to Code Section 409A and operating such arrangements in compliance with Code Section 409A.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CHURCHILL DOWNS INCORPORATED

By:	/s/ Charles G. Kenyon
Name:	Charles G. Kenyon
Title:	VP Human Resources

By:	/s/ Robert L. Evans
Name:	Robert L. Evans
Title:	Chief Executive Officer and President